FOR SETTLEMENT PURPOSES ONLY

AGREEMENT

AGREEMENT made as of this 25 day of June, 2011, by and between Leslie Lucas, Partners (“Leslie Lucas”), LLC, 216 Starlight Lane, Royse City, Texas 75189, Shea Mining & Milling (“Shea”), LLC, 216 Starlight Lane, Royse City, Texas 75189, and Midwest Investment Partners, LLC (“Midwest”), 618 North Burkhardt Road, Evansville, Indiana 47715 and Harvest Holding Company, LLC (“Harvest”), 618 North Burkhardt Road, Evansville, Indiana 47715.

WHEREAS, certain disputes arose by and between Shea and Leslie Lucas on the one hand and Midwest and Harvest on the other, in connection with the sale by Shea of certain assets in exchange for shares of Standard Gold, Inc.

WHEREAS, the parties are desirous to resolve all disputes by and between them;

NOW, THEREFORE, in consideration of the mutual promises of the parities as described below and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

1.      Leslie Lucas will transfer 8,500,000 shares of Standard Gold to “Harvest Holding /Midwest”, subject to the terms and conditions set forth below. The transfer of said shares is subject to an opinion of counsel and all appropriate regulatory filings of Standard Gold.  Leslie Lucas will effectuate and file all necessary paperwork with Standard Gold and all regulatory bodies to affect said transfer as expeditiously as possible.

2.      It is understood that the shares of Standard Gold held by Leslie Lucas are subject to certain restrictions.

3.      Shea agrees to file as soon as practicable all appropriate and necessary accounting statements and tax filings according to GAAP so it can dissolve its business and be in compliance with all Federal and State tax and corporate law.  Shea will complete its record keeping and accounting from its inception through the date of the execution of the Standard Gold transaction.  All un-allocated tax loss not used by Shea Mining and Milling LLC for the Standard Gold transaction will be allocated to Midwest or Harvest respectively. Shea and/ or Leslie Lucas will fill out and execute all necessary documents so that this tax loss can be allocated to Midwest and/or Harvest.

4.      The parties hereby mutually release and forever discharge each other and their respective affiliated entities, consultants and agents and their respective officers, directors, members, partners, parents, subsidiaries, trustees, administrators, executors, agents, employees, former employees, representatives, predecessors, successors and assigns from all actions, causes of action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, variances, trespasses, judgments, obligations, grievances, claims, charges, warranties, extents, executions, complaints, and demands whatsoever, in law or in equity, known or unknown, which each party ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement.

5.      Midwest and Harvest, jointly and severally, agree to indemnify and hold harmless Leslie Lucas LLC and Shea Mining & Milling LLC, and their members, agents, representatives and affiliates (including legal fees) from any claim by any shareholders, members or other party having an interest in Midwest and/or Harvest.

6.      Midwest and Harvest hereby agree not to make any claim, of any nature whatsoever, in the future against Shea Mining & Milling LLC, Leslie Lucas Partners LLC, Chris Boll, Frank Dasaro, Richard Mittasch, and/or their members, agents and/ or representatives.

7.      Shea and Leslie Lucas, jointly and severally, agree to indemnify and hold harmless Midwest and Harvest, and their members, agents, representatives and affiliates (including legal fees) from any claim(s) by: Timothy L. Hintz, Private Equity, Williamson General Contractors, Inc., and R & S Fabrication, Inc.

Midwest agrees to provide no safe haven to and share no information regarding any and all business and/or agreements Midwest has entered into with Leslie Lucas Partners LLC or Shea Mining & Milling LLC, with Gregerson Investments, Timothy Hintz, Private Equity, Williamson General Contractors, Inc, and R & S Fabrication Inc.

8.           The parties hereby agree to keep the terms of the settlement agreement confidential except that the terms may be disclosed to Standard Gold, governmental and financial entities as needed in the normal course of business.

9.           Midwest and Harvest will indemnify and hold harmless Shea Mining & Milling LLC, Leslie Lucas Partners LLC, and their members, agents, officers, directors, representatives and affiliates (including legal fees) against any third party’s claim against Midwest/Harvest’s ownership of Shea Milling & Mining, and any third party’s claim against Midwest or Harvest’s that may arise out of the Release and Settlement agreement executed Nov, 2009 attached Exhibit (A)

10.           This agreement supersedes all prior agreements, written or oral, previously made between the parties and/ or their predecessors in interest.  There are no other understandings or agreements between the parties.

11.           Applicable Law.  This Agreement shall, in all respects, be governed by the laws of the State of Nevada and the parties agree that the sole jurisdiction and venue to litigate disputes that may arise under terms of this Agreement shall be solely and exclusively litigated in Federal and State Courts located in Clark County, Nevada.  The Federal and State Courts located m Clark County, Nevada shall have sole and exclusive jurisdiction over all claims, assertions and causes of action to be filed by any party to this Agreement.

12.           Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible so as to effectuate the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

13.           Interpretation.  This Agreement has been negotiated at arm’s length and between persons (or their representatives) sophisticated and knowledgeable in all matters dealt with in this Agreement.  No provision of this Agreement shall be interpreted against any Party by virtue that the party drafted such provision.

14.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other written or oral negotiations, understandings or agreements among the parties with respect to the rights and obligations assumed herein and contains all of the covenants and agreements among the parties with respect to such rights and obligations.

15.           Successors and Assigns.  No Party may assign his or its rights or delegate his or its obligations under this Agreement, in whole or in part.  Except for the foregoing, each of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

16.           Modifications or Amendment.  No amendment, change or modification of this Agreement shall be valid unless in writing, stating that it amends or modifies this Agreement, and signed by each of the Parties hereto.

17.           Counterparts.  This Agreement may be executed in two (2) or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Fax and digital signatures shall be deemed to be originals.

18.           Authorization to Enter into this Agreement.  Each party warrants that it is authorized to enter into the Agreement, that the person signing on its behalf is duly authorized to execute this Agreement, and that no other signatures are necessary.

LESLIE LUCAS PARTNERS, LLC		SHEA MINING & MILLING, LLC

By:	/s/ Chris Boll	By:	/s/ Chris Boll

HARVEST HOLDING COMPANY, LLC		MIDWEST INVESTMENT PARTNERS, LLC

By:	/s/ Blair Mielke	By:	/s/ Frederick Shultz